TRIPLE NET LEASE FOR HERITAGE SPRINGS MEMORY CARE

LEWISBURG - SENIOR RESIDENCES

THIS LEASE (this **"Lease"**) made as of the 10th day of March 2025, (the **"Effective Date,"**) by and between **HERITAGE SPRINGS MEMORY CARE LEWISBURG, LP**, a Pennsylvania limited partnership ("**Landlord**"), and **AQ OPCO LEWISBURG LLC**, a Pennsylvania limited liability company ("**Tenant**"). For the purposes of this Lease, Landlord and Tenant are sometimes referred to individually as a **"Party"** and collectively as the **"Parties."**

In accordance with the terms and conditions contained in that certain ASL Heritage Memo between the parties dated October 23, 2024 as attached hereto as **Exhibit A** and incorporated herein by reference (the "**Memo**") and the Operations Transfer Agreement between Heritage Springs Memory Care, Inc. ("**Heritage**"), among other parties, as owners, and Tenant, as transferee (the "**OTA**") dated on even date herewith, and in consideration of the mutual agreements set forth in this Lease, and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, and intending to be legally bound, the Parties agree as follows:

1. Premises – Heritage Springs Lewisburg. This Lease concerns real property known as 327 Farley Circle, Lewisburg, Union County, Pennsylvania and further described in **Exhibit B** attached hereto and by this reference incorporated herein (the **"Land"**), which is improved by a personal care facility building licensed for 64 beds (30 Personal Care, 34 as Secure Dementia Care Unit) (the **"Building"**) and other improvements (the **"Improvements"**). The Building, Land and the Improvements are collectively referred to as the **"Leased Premises."** For and in consideration of payment of the rent (as defined in Section 0, the **"Rent,"**) and performance of other obligations pursuant to this Lease and intending to be legally bound, Landlord does hereby lease and demise unto Tenant and Tenant does hereby lease and take from Landlord the Leased Premises. Tenant's lease of the Leased Premises shall include the right to use all equipment leased by Landlord pursuant to that certain Equipment Lease Agreement between Landlord and Heritage, dated _________________, 2025 (the "**Leased Property**").

2. Term.

a. For purposes of this Lease, the word **"Term"** shall mean twelve (12) months, commencing five (5) business days after Tenant receives License Approval(s) from the Pennsylvania Department of Human Services (the **"Lease Commencement Date"**) pursuant to the OTA, unless further extended in accordance with Section 2(c) below. In the event the Lease Commencement Date does not occur within the Outside Closing Date (as defined in the OTA), this Lease shall be null and void at the option of either Party, and no further force and effect. For avoidance of doubt, the Lease Commencement Date shall be the same as the Initial Closing Date

as defined in the OTA. In the event the OTA is terminated for any reason, either Party shall have the right to also cancel this Lease upon notice to the other Party, whereupon it shall be null, void, and of no further force or effect.

b. Exercise of Purchase Option and Extension of Term. As set forth in the Memo, Tenant's affiliate, AQ Propco Lewisburg, LLC, a Pennsylvania limited liability company (the "**Propco Affiliate**"), shall have the right to purchase the Leased Premises following expiration of the Term in accordance with the terms set forth herein (the "**Purchase Option**"). Not less than sixty (60) days prior to the expiration of the Term, Tenant shall notify Landlord in writing of the election by the Propco Affiliate to either (1) waive its right to purchase the Leased Premises, in which case this Lease will end on the 90th day following the expiration of the initial 12-month period and the Purchase Option shall be null and void and of no further force and effect; or (2) purchase the Leased Premises at the end of the Term. If the Propco Affiliate elects to purchase the Leased Premises, Tenant shall have the option to extend the Term for an additional period of ninety (90) days (the "**Extension**"), and Tenant shall notify Landlord in writing of its exercise of the Extension contemporaneous with Propco Affiliate's notice to Landlord of its exercise of the Purchase Option. Within two (2) business days after exercise of the Purchase Option, Tenant shall deliver to Landlord an executed Purchase and Sale Agreement in the form and content as the agreement attached hereto and incorporated herein as **Exhibit C** signed by the Propco Affiliate. Notwithstanding anything herein or in the Memo to the contrary, Propco Affiliate's right to purchase the Leased Premises pursuant to the Purchase Option is conditioned upon the propco affiliate of the tenant under the Montoursville Lease (the "**Montoursville Affiliate**") purchasing the Montoursville Leased Premises as defined in that certain Triple Net Lease For Heritage Springs Memory Care Montoursville - Senior Residences bearing event date herewith (the "**Montoursville Lease**") and neither Tenant nor Propco Affiliate shall have any right to exercise the Purchase Option for the Leased Premises unless the Montoursville Affiliate also exercises the Purchase Option for the Montoursville Leased Premises as set forth in the Montoursville Lease. If Propco Affiliate waives its right to purchase the Leased Premises and Heritage elects to unwind the License Approvals and Initial Closing, each as defined by the OTA, Tenant shall cooperate with Heritage in such efforts.

c. Lease Year. For purposes of this Lease, the term "**Lease Year**" shall mean and refer to that period of twelve (12) consecutive calendar months beginning on the Lease Commencement Date.

3. Security Deposit. Simultaneously with the full execution of the OTA and that certain Operations Transfer and Contribution Agreement bearing even date herewith with respect to the Montoursville Premises (collectively, the "**OTAs**"), the Tenant will cause a total of $70,000 to be escrowed with its title agent as a security deposit for this Lease and the Montoursville Lease, (the **"Security Deposit."**) The Security Deposit will remain in escrow until the Lease Commencement Date occurs and upon the Lease Commencement Date, the Security Deposit shall

be released to Landlord. The disposition of the Security Deposit is subject to the terms provided in the OTAs.

4. Rent.

a. Base Rent. Tenant shall pay base rent (**"Base Rent"** or **"Rent"**) to Landlord during the Term beginning on the Lease Commencement Date and on the same day of each successive calendar month (or, in the event the Lease Commencement Date is the last day of a month, then Rent shall be due on the last day of each successive calendar month), in advance and without counterclaim, defense, demand, deduction, or set-off of the sum of **$360,000.00, per annum in twelve (12) equal installments of $30,000.00**. The Base Rent shall remain the same during any extension exercised in accordance with Section 2.b. above.

b. Triple Net Lease. This Lease is intended to be a triple net lease; that is, Tenant shall be responsible for each and every expense associated with the Leased Premises and Tenant's occupancy of the Leased Premises, including, without limitation, Taxes, Utility Costs, Operation and Maintenance Costs and Insurance Costs as defined below.

i. "Operation and Maintenance Costs" shall mean all costs whatsoever associated with the operation, maintenance, repair and replacement of the Leased Premises.

ii. Taxes. Beginning on the Lease Commencement Date, Tenant shall be responsible for and shall pay when due all Taxes relative to the Leased Premises. Landlord shall promptly deliver a copy of the tax bill to Tenant and Tenant shall promptly pay the same to the applicable taxing authority. After payment of the same, Tenant shall forward to Landlord a copy of the receipted Tax bill. In the event Tenant fails to pay any Taxes when due, Landlord shall have the right, but not the obligation, to pay such Taxes on behalf of Tenant. Tenant shall reimburse Landlord for the full amount of such Taxes paid by Landlord on Tenant's behalf as Additional Rent within five (5) business days of Tenant's receipt of an invoice from Landlord. Notwithstanding the foregoing, with respect to Taxes that cover periods prior to the Lease Commencement Date or after the expiration or earlier termination of this Lease, Landlord shall deliver to Tenant a statement of Tenant's portion of the taxes and Tenant shall remit the same to Landlord within ten (10) days following receipt of Landlord's statement evidencing Tenant's share. Such statement shall be based upon the number of days during the fiscal year in

which this Lease was in effect divided by the total number of days within the fiscal year.

"Taxes" shall mean all taxes pertaining to the Leased Premises, including all federal, state and local governmental ad valorem real estate taxes, assessments and charges of every kind or nature, including, but not limited to, any Neighborhood Improvement District Tax, payments and or under any Payment in Lieu of Tax ("PILOT") agreement. For purposes hereof, Taxes for any year shall be Taxes which are assessed for such year. Taxes in any year shall be reduced by the net amount of any tax refund received by Landlord with respect to such year.

1. Taxes shall not include any federal, state or local use, franchise, capital stock, inheritance, general income, gift or estate taxes, sales or service tax on rents, municipal Business Privilege Tax, Annual Occupancy Tax and Business Improvement District Tax, which Landlord shall pay or become obligated to pay because of or in connection with the ownership, leasing, management, and control of the Leased Premises.

2. Should any Authority acting under any present or future Law, levy, assess or impose a tax, excise or assessment (other than an income or franchise tax) upon or against the Rent payable by Tenant to Landlord, either by way of substitution for or in addition to any existing tax on land and buildings or otherwise, or any other substitute tax, the proceeds of which are used to fund the same governmental functions as were funded by ad valorem taxes, Tenant shall be responsible for and shall pay such tax, excise and assessment on or before the date that any fine, penalty or interest would be added thereto for nonpayment.

iii. "Utility Costs" shall mean the cost of all utilities serving the Leased Premises, including, without limitation, gas, steam, water, sewer, electricity, power, heating, lighting, telephone, cable, waste pickup, air-conditioning and ventilation consumed by the Leased Premises and the servicing thereof, including, without limitation, meter use and/or connection fees, hook-up fees and standby fees for discontinued or interrupted service. Utility Costs shall be paid directly by Tenant to the appropriate authority or

service provider. Landlord shall not be liable for any interruption or failure whatsoever in utility services unless caused by Landlord's gross negligence or willful misconduct. In no event shall such delay or failure, regardless of cause, constitute an eviction of Tenant, a termination of this Lease, a breach by Landlord of its obligations pursuant to this Lease or entitle Tenant to be relieved of any of its obligations pursuant to this Lease.

iv. "Insurance Costs" shall mean the cost of maintaining all insurance as required in Section 6.b.

c. Rent Application. The Base Rent shall be consideration for the Leased Premises and shall be utilized by Landlord for the payment of the monthly mortgage amount due. If requested by Tenant, Landlord agrees to provide Tenant with a copy of Landlord's current mortgage statement, provided Tenant shall not request such statement more than two (2) times during the Term.

d. Place and Method of Payment. Tenant agrees to pay the Base Rent, in monthly installments, on or before the fifth day of each month throughout the Term, (the **"Due Date.")** All Rent shall be paid by Tenant to the Landlord via wire transfer / ACH payment or by check at their address set forth in this Lease, or at such other place as Landlord may from time to time designate by written notice to Tenant. If any check or other form of payment submitted for payment of Rent is returned for insufficient funds or otherwise not honored by the issuer, Tenant shall pay Landlord a processing fee of Fifty and 00/100 Dollars ($50.00) per incident.

e. Additional Rent. All additional amounts due and payable hereunder by Tenant to Landlord shall be referred to as "**Additional Rent**". Additional Rent shall entitle Landlord to the same remedies available for non-payment of Base Rent. Additional Rent shall be payable by Tenant in the same manner as Base Rent pursuant to Section 4.a above without counterclaim, defense, demand, deduction or set-off. Base Rent and Additional Rent are herein collectively referred to as "Rent."

f. Late Charge. If any installment of Rent, or any other sum due to Landlord from Tenant shall not be received by Landlord within five (5) days after the Due Date, then, Landlord shall be entitled to interest on any amount so unpaid from the Due Date to the date of payment at a rate of interest equal to twelve percent (12%) per annum, the **"Default Rate,"** which interest rate shall continue to apply to any amounts due by Tenant after any judgment, in lieu of the judgment rate, and a late fee of Five Hundred and 00/100 Dollars ($500.00).

5. Use and Occupancy. Tenant shall not engage, nor shall Tenant permit, any person, corporation or other entity to engage upon the Leased Premises in any trade or occupation that is in violation of Law. Tenant shall use the Leased Premises for the operation of a personal care

facility and adjunct uses, such as storage of resident and tenant possessions and related office activities (the "Permitted Use"). Tenant shall not use or occupy the Leased Premises for any purpose or business other than the Permitted Use without the prior written consent of Landlord, which consent Landlord may withhold at its sole discretion. The foregoing use limitation is a material consideration and inducement to Tenant in entering into this Lease.

a. Tenant may make alterations or improvements to the Leased Premises with the approval of Landlord, which approval may be withheld in Landlord's sole but reasonable discretion. Notwithstanding the foregoing, Tenant may make cosmetic or decorative improvements and alterations to the Leased Premises without the consent of Landlord, provided they are non-structural in nature.

b. Tenant may bring such equipment, furniture, trade fixtures or other personal property (collectively, "**Tenant's Personal Property**") into the Leased Premises as may be necessary for its business. Landlord acknowledges and consents to Tenant's installation of the "Teton.ai" resident monitoring system and related trade fixtures to the Leased Premises, and all components thereof shall be included within the definition of Tenant's Personal Property. Except as otherwise set forth in this Lease, any of Tenant's Personal Property shall remain the property of Tenant and Landlord agrees that Tenant shall have the right to remove all of Tenant's Personal Property that it may have stored or installed in the Leased Premises. Tenant shall, at its sole cost and expense, repair any damage caused to the Leased Premises by reason of the removal of any of Tenant's Personal Property. If this Lease expires or is terminated for any reason and Tenant fails to remove such items from the Leased Premises on or before the said expiration or termination date, then in any such event all of such Personal Property shall, at the option of Landlord (i) thereupon be deemed to be abandoned and become the property of Landlord without cost or liability of any kind to Landlord, and without further act by either Party; (ii) be disposed of by Landlord at Tenant's sole expense; or (iii) be placed in storage by Landlord and held at Tenant's sole expense. If Tenant has vacated the Leased Premises, Landlord shall provide Tenant with notice relative to the existence of any of Tenant's Personal Property remaining in the Leased Premises after the end of the Term, after which notice Tenant shall have ten (10) days within which to notify Landlord of its intention to retrieve such property (the "**Removal Notice Period**"). If Tenant does not respond to such notice within the Removal Notice Period, any Tenant's Personal Property shall be deemed abandoned and, if Landlord elects, shall become the sole property of Landlord. If Tenant notifies Landlord within the Removal Notice Period that Tenant intends to remove such personal property, Landlord shall retain such personal property, at a site of Landlord's choosing for a period of thirty (30) days. Tenant shall reimburse Landlord for the actual and reasonable cost of removal and storage of such personal property unless Tenant shall have retrieved it within the Removal Notice Period.

c. Notwithstanding anything to the contrary contained in this Lease, following the Lease Commencement Date, if any non-structural alterations shall be required in or to the

Leased Premises or any part thereof by any Laws, the same shall be done by and the cost thereof borne by Tenant, including any work that is necessary to remain compliant with the ADA or with any Laws regarding access for the disabled. Tenant shall not make any alterations to the Leased Premises that would require additional alterations to the Leased Premises to remain compliant with the ADA and any Laws regarding access for people with disabilities. Within ten (10) days after receipt, Tenant shall advise Landlord in writing, and provide the Landlord with copies of, any notices alleging violation of the ADA or any other Laws relating to any portion of the Leased Premises; or any governmental or regulatory actions or investigations instituted or threatened regarding noncompliance with the ADA or any other Laws and relating to any portion of the Leased Premises (collectively "**Improvement Requirements**"). Provided the need for the Improvement Requirements does not arise from the actions by Tenant or any alterations made by Tenant to the Leased Premises, Tenant shall have the right, within thirty (30) days following Tenant's receipt of notice of any Improvement Requirements, to elect to terminate this Lease early (in lieu of performing any work or incurring any costs in satisfying such Improvement Requirements), whereupon Tenant shall have all rights as set forth in Section 18.s. below; further provided, however, that Landlord shall have the right to supersede Tenant's termination of this Lease if Landlord elects to perform the Improvement Requirements. Tenant's costs in performing any Improvement Requirements shall be subject to the Cap as defined in Section 7, below.

d. Except for, and to the extent of, Landlord's negligence, willful misconduct or failure to comply with the material provisions of this Lease, Tenant shall indemnify, defend, and save harmless Landlord from any liability, damage or expense (including attorney's fees and expenses) arising from Tenant's failure to comply with this Section 5.

6. Indemnification and Insurance.

a. Indemnification. Tenant shall indemnify, hold harmless and defend Landlord from and against any and all costs, expenses (including reasonable counsel fees and court costs), liabilities, losses, damages, suits, actions, fines, penalties, claims or demands of any kind asserted by or on behalf of any person or governmental authority, arising out of or in any way connected with, and Landlord shall not be liable to Tenant on account of, (a) any failure by Tenant to perform any of the agreements, terms, covenants or conditions of the Lease required to be performed by Tenant, (b) any failure by Tenant to comply with any statutes, ordinances, regulations or orders of any governmental authority relating to the use and occupancy of the Leased Premises, or (c) any accident, death or personal injury, or damage to, or loss or theft of, property, which shall occur in or about the Leased Premises, except as the same may be caused solely by the negligence or intentional wrongdoing of Landlord, its employees or agents. Tenant's obligation to indemnify Landlord shall not be limited in any way by any limitation on the amount or type of damages, compensation, or benefits payable by or for the Tenant under worker's or workmen's compensation acts or similar statutes, and the Tenant will indemnify the Landlord for any claim arising out of injuries to the Tenant's own employees, servants, and agents in accordance with the

provisions of this Section 6(a). Landlord shall indemnify, defend, and hold Tenant harmless from any liability, damage, or expense (including attorneys' fees and expenses) arising from the negligence or willful misconduct of Landlord, its contractors, agents, and employees, or Landlord's failure to comply with the material provisions of this Lease. Landlord's obligation to indemnify Tenant shall not be limited in any way by any limitation on the amount or type of damages, compensation, or benefits payable by or for the Landlord under worker's or workmen's compensation acts or similar statutes, and the Landlord will indemnify the Tenant for any claim arising out of injuries to the Landlord's own employees, servants, and agents in accordance with the provisions of this Section 6(a). The terms of this Section 6(a) shall survive the expiration or termination of this Lease.

b. Insurance. Tenant shall, at Tenant's cost and expense, maintain with insurance companies satisfactory to Landlord during the Term:

v. Commercial general public liability insurance on an occurrence basis insuring against claims for bodily injury, death or property damage occurring on, in or about the Leased Premises with minimum combined limits of Three Million and 00/100 Dollars ($3,000,000) for bodily injury liability and property damage liability. This policy shall be written on a comprehensive basis to provide all major divisions of coverage, including, but not limited to the following: (a) Leased Premises operations; (b) products and complete operations; (c) personal injury liability; (d) broad form property damage; and (e) fire legal liability.

vi. Insurance against loss or damage by fire, flood and all standard extended coverages, including, without limitation, vandalism and malicious mischief. Such insurance shall cover the Leased Premises, all trade fixtures and personal property in or on the Leased Premises, in an amount not less than full replacement cost, providing protection against all risks of direct physical loss covered under a special risk insurance policy.

vii. Eldercare Commercial Excess Liability Insurance with and occurrence and aggregate limit of one Million and 00/100 Dollars ($1,000,000.00.)

viii. Worker's compensation insurance in the amounts required by Law and employer's liability insurance in the amount of One Hundred Thousand and 00/100 Dollars ($100,000.00) per occurrence for bodily injury by accident, One Hundred Thousand and 00/100 Dollars ($100,000.00) per employee for bodily injury

caused by disease, and Five Hundred Thousand and 00/100 Dollars ($500,000.00) aggregate per year for bodily injury caused by disease.

ix. Business interruption or loss of rents insurance providing for payment to Landlord of Rent for a period of not less than twelve (12) months following the occurrence of a casualty loss.

c. All policies of insurance provided for in this Lease required to be maintained by Tenant, unless expressly provided otherwise, shall be issued by insurance companies reasonably acceptable to Landlord or with general policyholder's rating of not less than "A" and a financial rating of not less than Class VIII as rated in the most current available "Best's" Insurance Reports, qualified to do business in the Commonwealth of Pennsylvania. Such insurance coverage (other than workers' compensation) shall name Landlord as loss payee and an additional insured (and Landlord's mortgagee, if applicable, as mortgagee and additional insured), as their interest may appear and shall contain a provision that the same may not be cancelled or reduced without providing Landlord at least thirty (30) days' prior written notice. Any coverage for Landlord or Landlord's mortgagee shall also include the affiliates, subsidiaries, successors, assigns, officers, directors, shareholders, partners, members, employees, agents and contractors of Landlord and Landlord's mortgagee. All policies shall be procured for periods of not less than one (1) year. Tenant shall deposit with Landlord certificates of such insurance (or copies of policies upon Landlord's request) at or prior to the Lease Commencement Date and thereafter not less than ten (10) days prior to the expiration of such policy or policies. If the Tenant fails to comply with any of the foregoing requirements, Landlord shall be entitled, but not obligated, to procure such insurance. Any sums expended by Landlord in procuring such insurance shall be deemed Additional Rent and shall be paid by Tenant, together with interest thereon at the Default Rate until fully paid by Tenant, immediately upon written demand therefor by Landlord. Without imposing liability on Landlord, or relieving Tenant of any obligations under this Lease, Tenant authorizes its insurance broker to release any requested documents regarding Tenant's insurance or insurability to Landlord upon Landlord's request.

d. Waiver of Subrogation. Landlord and Tenant each waives any and all rights of recovery that such Party, or any party claiming by, through or under such Party by subrogation or otherwise, may have against the other Party, or against the officers, employees, agents and representatives of the other Party, for loss of, or damage to, such waiving Party or its property or the property of others under its control, to the extent any such loss or damage is insured against (or should be insured against pursuant to the terms of this Lease) under any insurance policy in force at the time of such loss or damage. Landlord and Tenant shall, upon obtaining the policies of insurance required by this Lease, give notice to the insurance carriers that the foregoing mutual waiver of subrogation is contained in this Lease and such insurance policies shall contain a

provision by which the insurance company specifically waives its right of subrogation with respect to any loss or losses paid pursuant to such insurance policies.

7. Maintenance and Repairs. Tenant shall be solely responsible, at its sole cost and expense, for all maintenance, repairs and replacements to the Leased Premises, including without limitation the major components thereof, i.e. air conditioning, heating and utility lines, interior and exterior of the Leased Premises, and shall keep the Leased Premises and fixtures therein in neat, clean, and orderly condition. Notwithstanding the foregoing, Tenant's liability for repairs and replacements to the structure of the Building and the mechanical systems of the Building pursuant to this Section 7 (including any costs of Improvement Requirements) shall be capped at $100,000.00 for the Term (the "**Cap**"), and Landlord shall be responsible, at its sole cost, for all repairs and replacements to such items which cause the Cap to be exceeded. For the avoidance of doubt, Tenant shall be solely responsible for all maintenance costs with respect to the Leased Premises and all costs of repair and replacement to all portions of the Leased Premises other than the structure of the Building or the mechanical systems or any repairs or replacements due to Improvement Requirements, and such costs shall not be subject to the Cap.

8. Assignment and Subletting.

a. No Transfer. With the exception of a Permitted Transfer (as defined below), Tenant may not either sublet the Leased Premises or any part thereof, or sell, assign, encumber, mortgage, hypothecate or in any manner transfer this Lease or any interest therein, by operation of law or otherwise without Landlord's prior written consent, which consent Landlord may withhold in Landlord's sole discretion. Notwithstanding the foregoing, Tenant may, without the consent of Landlord (each a "Permitted Transfer"):

(i) assign this Lease to any affiliate or subsidiary of Tenant which shall: (A) Control; (B) be under the Control of; or (C) be under common Control with Tenant or Aquinas Senior Living, Inc. As used herein, "Control" shall mean ownership of more than fifty-one percent (51%) of the outstanding voting stock of a corporation or other majority equity and control interest if not a corporation and the possession of power to direct or cause the direction of the management and policy of such corporation or other entity, whether through the ownership of voting securities, by statute, or according to the provisions of a contract.

(ii) transfer the ownership interests in Tenant on an individual or cumulative basis after the date of this Lease.

9. Rights of Landlord.

a. Access. Landlord, its employees and agents, upon reasonable notice to Tenant (except in the event of an emergency, in which case no notice shall be required), shall have

the right, but not the obligation, to enter the Leased Premises for the purpose of examining or inspecting the same, showing the same to prospective purchasers, mortgagees, or tenants of the Leased Premises, and making such alterations, repairs, improvements or additions to the Leased Premises as Tenant shall have failed to make or as Landlord may otherwise deem necessary or desirable. If representatives of Tenant shall not be present to open and permit entry into the Leased Premises at any time when such entry by Landlord is necessary or permitted hereunder, then Landlord may enter by means of a master key (or forcibly in the event of an emergency) without liability to Tenant and without such entry constituting an eviction of Tenant or termination of this Lease.

b. Notwithstanding the foregoing or anything to the contrary contained herein, Landlord acknowledges that Tenant maintains confidential records or data of Tenant and Tenant's patients, including medical records ("Confidential Records") which are protected from certain disclosures under federal and state privacy laws. Notwithstanding any terms or provisions of the Lease or any access to the Leased Premises permitted to Landlord, Landlord (a) shall not be permitted to access, use, disclose, view, inspect or obtain any Confidential Records, (b) shall maintain the confidentiality of, and immediately return to Tenant, any such Confidential Records that may, for any reason, become known to or come in the possession of Landlord, or its employees, agents, contractors or representatives, inadvertently or otherwise, (c) shall comply with all security and access policies and procedures of Tenant, and (d) shall ensure that any person or entity acting on behalf or at the request of Landlord complies with these provisions. In addition, due to the applicable privacy laws to which Tenant must comply, except in the case of an emergency, Landlord shall be prohibited from entering any area of the Leased Premises where financial records are stored, provided that such entry shall be allowed if Landlord provides reasonable prior notice to Tenant, is accompanied by Tenant's representative and proper arrangements are made to protect the privacy and security of the Confidential Records. To the extent that Landlord, through contact incidental to performance of the Lease, becomes aware of any client financial information or any information contained in Confidential Records, Landlord shall keep such information confidential and shall not discuss or disclose such information to anyone. Landlord hereby agrees to indemnify, defend and hold harmless, Tenant from any damages, claims, liabilities, suits, actions, fees (including reasonable attorneys' fees), and expenses arising from the breach of the foregoing provision regarding the Confidential Records.

10. Surrender. At the expiration of this Lease or sooner termination of the Term (the **"Termination Date"**), Tenant shall surrender the Leased Premises to Landlord, together with all additions, alterations and improvements thereto, in broom clean condition and in good order and repair except for ordinary wear and tear and damage by fire or other hazard for which Tenant is not obligated to make repairs under this Lease. Tenant shall remove from the Leased Premises all of Tenant's personal property (but not any of the Leased Property) required to be removed pursuant to Section 5.b.

11. Damage to or Destruction of Leased Premises.

a. Notice of Damage or Destruction. Tenant shall give notice to Landlord of all occurrences in or on the Leased Premises that result in any damage or destruction to the Leased Premises or any part thereof, describing the nature and extent of the damage or destruction.

b. Repair and Restoration by Landlord. In the event the Building is damaged or destroyed by fire or other casualty, Landlord, in its sole and absolute discretion, shall have the option to either (i) repair the Building; or (ii) to refuse to repair the Building in which case the Tenant shall have the option to do so. If Landlord elects to repair the Building, Landlord shall (i) promptly provide Tenant with a reasonable, written estimate of the anticipated duration of such repairs as certified by Landlord's engineer or architect (the "Repair Notice") and (ii) commence such repairs within a commercially reasonable number of days following the date of the damage or destruction and complete such repairs within a commercially reasonable number of days following the date of the damage or destruction.

c. Repair and Restoration by Tenant; Rent Abatement. In the event the Leased Premises is damaged or destroyed by fire or other casualty and Landlord does not exercise its right to repair the building, Tenant shall have the option to either (i) repair the Building; or (ii) terminate the Lease by providing written notice to Landlord within thirty (30) days of said damage or destruction to the Leased Preemies. If Tenant elects to repair the building, at its sole cost and expense, Tenant shall perform all repairs to the Leased Premises, including any alterations approved by Landlord. If Landlord elects to repair the Building pursuant to subsection b. above or if Tenant does not elect to terminate this Lease as provided for herein, and in either case such damage or destruction renders the Leased Premises untenable in whole or in part, the Rent shall be abated in such proportion as the area of the Leased Premises rendered untenable bears to the total area of the Leased Premises, from the date of the casualty until thirty (30) days following the date upon which possession of the restored Leased Premises is delivered to Tenant along with a certificate of occupancy obtained from the municipality. If the Leased Premises is rendered untenable in whole, the Term shall be suspended during such abatement period while the Leased Premises is repaired by the applicable Party.

d. Landlord shall not be obligated to repair or replace any property belonging to Tenant or any improvements to the Leased Premises furnished by Tenant, and Tenant shall not be entitled to any compensation or damages from Landlord for the loss of the use of the Leased Premises or damage to Tenant's property or any inconvenience occasioned by such damage, destruction, repair or restoration other than the temporary abatement of Rent.

e. Continuation of Lease. Except as expressly provided in this Lease to the contrary, the term of this Lease shall be extended by a like number of days equal to the period of repair resulting from any damage or destruction.

d. Cooperation in Connection with Proceedings or Actions. Landlord and Tenant shall cooperate with each other, to such extent as such other Party may reasonably require, in connection with the prosecution or defense of any action or proceeding arising out of, or for the collection of, any insurance proceeds that may be due in the event of any loss, and each Party shall execute, acknowledge and deliver to the other such instruments as may be reasonably required to facilitate the recovery of any insurance proceeds.

e. Insurance Proceeds. If either Landlord or Tenant elects to repair Leased Premises, all insurance proceeds paid except business interruption insurance, whether paid to Landlord or Tenant, shall be utilized for the repair and restoration of the Leased Premises regardless if Landlord or Tenant makes repairs.

f. Casualty to Montoursville Property. In the event the property subject to the Montoursville Lease is damaged or destroyed in whole or in part and Tenant is permitted to and elects to terminate the Lewisburg Lease as a result thereof, then Tenant shall be permitted to terminate this Lease in accordance with Section 11.b.(ii) above.

12. Default; Remedies of Landlord

a. Tenant's Defaults. The occurrence of any of the following shall constitute an event of default ("Event of Default") under this Lease:

i. Tenant shall fail to pay Rent to Landlord or any other financial obligation hereunder to Landlord or a third party when the same is due and payable under the terms of this Lease and such failure shall continue beyond five (5) days after Due Date.

ii. Tenant shall fail to perform any other duty or obligation imposed upon it by this Lease and such failure shall continue for a period of thirty (30) days after written notice thereof has been given to Tenant by Landlord, unless such default cannot be reasonably remedied within thirty (30) days after receipt of Landlord's notice, in which case Tenant shall not be in default if Tenant has promptly commenced to proceed with diligence and in good faith to remedy such default and shall thereafter complete the remedy of such default with diligence and continuity;

iii. Tenant fails more than twice within any twelve (12)-month period to observe or perform any covenant, condition, or agreement of this Lease (including, without limitation, the payment of Rent), regardless of whether such defaults shall have been cured by Tenant, the third default shall, at the election of

Landlord, in its sole and absolute discretion, be deemed a non-curable Event of Default;

iv. Tenant shall be adjudged bankrupt or shall make a general assignment for the benefit of its creditors.

v. There exists evidence of the inability of Tenant to pay its debts as they become due. Such evidence shall include, without limitation, an admission of such failure by Tenant or, if one or more judgments are docketed against Tenant and not paid, bonded, or otherwise dismissed within thirty (30) days.

vi. A receiver of any property of Tenant in or upon the Leased Premises is appointed in any action, suit, or proceeding by or against Tenant and such appointment shall not be vacated or annulled within thirty (30) days.

vii. The interest of Tenant in the Leased Premises shall be sold under execution or other legal process.

viii. Tenant shall fail to assume or reject this Lease within thirty (30) days after an order for bankruptcy relief has been entered against Tenant.

ix. Any default after expiration of any permitted cure periods occurs under any of the documents concerning Tenant's equipment or working capital loans.

x. Tenant shall vacate or abandon the Leased Premises.

xi. Tenant assigns this Lease or enters into a sublease in violation of Section 8; or

xii. There shall be a commencement of steps or proceedings toward dissolution, winding up, or other termination of the existence of Tenant or of any guarantor of Tenant's obligations pursuant to this Lease, or toward the liquidation of any of their respective assets.

b. Landlord Remedies. Upon the occurrence of an Event of Default, Landlord shall have the right to exercise any one or more of the following remedies:

i. Accelerate all Rent due through the expiration of the Term and declare the same to be immediately due and payable; provided, however, that Landlord shall not be permitted to accelerate or recover more than two months of Rent due hereunder.

ii. Serve notice upon Tenant that this Lease and the then unexpired Term hereof shall cease and expire and become absolutely void on the date specified in such notice without any right on the part of the Tenant to save the forfeiture by payment of any sum due or by the performance of any term, provision, covenant, agreement or condition broken; and, thereupon, on the date set forth in such notice, this Lease and the Term, as well as the right, title and interest of the Tenant hereunder, shall wholly cease and expire and become void in the same manner and with the same force and effect (except as to Tenant's liability) as if the date fixed in such notice were the final date of the Term. Thereupon, Tenant shall immediately quit and surrender to Landlord the Leased Premises, and Landlord may enter and repossess the Leased Premises by summary proceedings, detainer, ejectment or otherwise in accordance with Law and remove all occupants thereof and, at Landlord's option, any property thereon without being liable to indictment, prosecution, or damages therefor. No such expiration or termination of this Lease shall relieve Tenant of its liability and obligations under this Lease including the obligation to pay Rent.

iii. Re-enter and repossess the Leased Premises or any part thereof, and may, but shall not be obligated to, release all or any portion of the Leased Premises, upon such terms and to such persons, firms or corporations and for such period or periods as Landlord shall determine, including for a term extending beyond the last day of the Term and Landlord shall not be required to accept any Tenant offered by Tenant or observe any instruction given by Tenant about such releasing. For the purposes of such releasing, Landlord may decorate or make repairs, changes, alterations or additions in or to the Leased Premises to the extent deemed desirable by Landlord, and the cost of such decoration, repairs, changes, alterations or additions, as well as any brokerage and legal fees expended by Landlord, shall be paid from rents collected from any resultant letting of the Leased Premises, and the balance if any thereof shall be credited against Rent due hereunder as aforesaid;

iv. Obtain an injunction, in the event of a breach by Tenant of any of the agreements, conditions, covenants or terms hereof, to restrain the

same and the right to invoke any remedy allowed by law or in equity, whether other remedies, indemnity or reimbursements are provided in this Lease.

v. Cure or perform for the account of Tenant any such matter or obligation in default by Tenant and Tenant shall immediately pay on account thereof as Additional Rent any expenditure made and the amount of any obligations incurred in connection therewith, plus interest from the date of any such expenditure at the Default Rate until paid. All other sums payable by Tenant under this Lease but not paid when due shall also bear interest at the Default Rate until paid; and

vi. Exercise such other rights and remedies as may be available to it under this Lease or any Laws.

c. Remedies Cumulative. The rights and remedies given to Landlord in this Lease are distinct, separate and cumulative remedies and no one of them, whether exercised by Landlord, shall be deemed to be in exclusion of any of the others. Each right and remedy may be exercised concurrently with other remedies and rights of Landlord at law or in equity and shall survive any expiration or termination of this Lease. The receipt of Rent after default or after judgment or after execution shall not deprive Landlord of other actions against Tenant for possession or for Base Rent or Additional Rent or other changes or expense or for damages.

d. Additional Costs. Tenant hereby agrees to pay, as Additional Rent, reasonable attorneys' fees and disbursements and all other court costs or expenses of legal proceedings for other legal services that Landlord may incur or pay by reason of, or in connection with any default by Tenant in the observance or performance of any obligation under this Lease.

e. Landlord's Defaults. Landlord shall not be deemed to be in default in the performance of any obligation required to be performed by Landlord hereunder unless and until it has failed to perform such obligation within thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed to be in default if it shall commence such performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion (provided that in no event shall Landlord's cure period exceed 90 days). In the event Landlord does not perform within the required period of time after such notice, Tenant's remedies are; (i) to commence legal proceedings hereunder, or, (ii) to perform on Landlord's behalf and off-set against Rent the cost to cure Landlord's default.

13. CONFESSION OF JUDGMENT

UPON AN (A) EVENT OF DEFAULT; OR (B) UPON EXPIRATION OF THE TERM, IT SHALL BE LAWFUL FOR, AND TENANT HEREBY IRREVOCABLY AUTHORIZES, ANY PROTHONOTARY, ANY ATTORNEY OR ANY CLERK OF ANY COURT OF RECORD WITHIN THE COMMONWEALTH OF PENNSYLVANIA TO APPEAR FOR TENANT TO FILE AN AGREEMENT FOR ENTERING IN ANY COURT OF COMPETENT JURISDICTION AN AMICABLE ACTION FOR CONFESSION OF JUDGMENT IN EJECTMENT AGAINST TENANT AND ALL PERSONS CLAIMING UNDER TENANT FOR THE RECOVERY BY LANDLORD OF POSSESSION OF THE LEASED PREMISES, FOR WHICH THIS LEASE OR A TRUE AND CORRECT COPY HEREOF SHALL BE A SUFFICIENT WARRANT, WHEREUPON, IF LANDLORD SO DESIRES, A WRIT OF POSSESSION MAY ISSUE FORTHWITH, WITHOUT ANY PRIOR WRIT OR PROCEEDINGS WHATSOEVER, AND PROVIDED THAT, IF, FOR ANY REASON AFTER SUCH ACTION SHALL HAVE BEEN COMMENCED, THE SAME SHALL BE TERMINATED AND POSSESSION REMAIN IN OR BE RESTORED TO TENANT, LANDLORD SHALL HAVE THE RIGHT UPON ANY SUBSEQUENT DEFAULT OR DEFAULTS, OR UPON THE TERMINATION OR EXPIRATION OF THIS LEASE AS HEREINBEFORE SET FORTH, TO BRING ONE OR MORE AMICABLE ACTIONS AS HEREINBEFORE SET FORTH TO RECOVER POSSESSION AS AFORESAID. NO SINGLE EXERCISE OF THE FOREGOING POWER TO CONFESS JUDGMENT SHALL BE DEEMED TO EXHAUST THAT POWER, WHETHER OR NOT ANY SUCH EXERCISE SHALL BE HELD BY ANY COURT TO BE VALID, VOIDABLE OR VOID, BUT THE POWER SHALL CONTINUE UNDIMINISHED AND IT MAY BE EXERCISED FROM TIME TO TIME AND AS OFTEN AS LANDLORD SHALL ELECT.

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Tenant Initials

14. Eminent Domain.

a. Total or Partial Taking.

i. If the whole of the Leased Premises shall be condemned or taken either permanently or temporarily for any public or quasi-public use or purpose, under any statute or by right of eminent domain, or by private purchase in lieu thereof, then in that event, the term of the Lease shall cease and terminate from the date of title vesting in such proceeding or purchase and Tenant shall have no claim against Landlord for the value of any unexpired term of said Lease, and shall release unto Landlord any such claim it may have against the

condemner for such value. Landlord shall have no claim against Tenant for the balance of any Rent due pursuant to the Term and shall release Tenant from further Lease obligations.

ii. In the event only a portion of the Leased Premises shall be so taken, if Tenant determines that the Lease Premises cannot be operated profitably; it may elect to terminate this Lease from the date of title vesting in such proceeding or purchase. Alternatively, Tenant may elect to repair and restore, at its own expense, the portion not taken. Thereafter the Rent shall be reduced proportionately to the portion of the Leased Premises taken.

b. Award. Tenant shall have the right to claim and recover from the condemning authority such compensation as may be awarded or recoverable by Tenant in its own right on account of any and all damages to Tenant's equipment, personal property, furniture, and removable trade fixtures, and Tenant's relocation costs. If Tenant exercises its rights, as stated hereinabove, it shall include any right to any value and compensation received from the condemning authority including compensation received by Landlord. Said compensation must be utilized for repair and restoration of Leased Premises.

15. Subordination of Lease/Attornment.

a. Subordination. This Lease is and shall remain subordinate and subject to any mortgage or mortgages that are now secured by the freehold interest of Landlord or any part thereof or to any assignment of the interest of Landlord in this Lease. Tenant agrees to execute and deliver to Landlord within ten (10) days following the date of any written request, without cost, any instrument that may be deemed necessary by Landlord or Landlord's lender (the "Lender") to further effect the subordination of this Lease to any such mortgage, mortgages or assignments. Such agreement shall be by its terms binding upon its successors and assigns including any purchaser or transferee at a foreclosure sale or sale of transfer in lieu of foreclosure and shall provide, among other things, that Lender consents to this Lease and that, in the event of foreclosure of said mortgage or trust deed, as the case may be, or in the event Lender comes into possession or acquires title to the Leased Premises as a result of the enforcement or foreclosure of the mortgage, trust deed, trust deed note or ground lease or as a result of any other means, Lender agrees to recognize Tenant and further agrees that Tenant shall not be disturbed in its possession of the Leased Premises so long as there is not an Event of Default. Said agreement shall further provide that Lender and Tenant shall be bound each to the other under all the terms, covenants and conditions of this Lease for the balance of the Term thereof remaining may be affected in accordance with any option therefor in this Lease, with the same force and effect as if they were the original Landlord and Tenant, respectively, under this Lease.

b. Attornment. In the event of a foreclosure of any such mortgage, Tenant hereby agrees that this Lease shall not terminate by reason thereof, and Tenant further agrees to attorn to and to recognize as Landlord hereunder the mortgagee, or any purchaser at a foreclosure sale or any purchaser of the Leased Premises in lieu thereof, for the balance of the term of this Lease, subject to all the terms and provisions hereof provided, however, any such mortgagee or purchaser that shall become the Landlord hereunder shall not be:

i. liable for any act or omission of Landlord.

ii. subject to any offsets or defenses that Tenant might have against Landlord.

iii. bound by any rent or additional rent that Tenant may have paid to Landlord for more than the current month; or

iv. bound by any amendment or modifications of this Lease made without its consent.

16. Estoppel Certificate/Reporting Requirements. Tenant shall, at any time and from time to time, within ten (10) days following the date of any written request from Landlord, execute, acknowledge and deliver to Landlord an estoppel substantially in the form as may be reasonably requested by any purchaser or lender. Any such statement may be relied upon by any prospective purchaser or mortgagee of all or any part of the Leased Premises. Tenant's failure to deliver such statement within said ten (10)-day period shall be conclusive upon Tenant that this Lease is in full force and effect and unmodified, and that there are no uncured defaults in Landlord's performance of its duties under this Lease.

17. Environmental Matters.

a. Definitions. For purposes of this Lease:

i. The term "Environmental Laws" shall mean any and all federal, state, or local laws, statutes, rules, regulations, ordinances, interstate compacts, or judicial or administrative decrees, orders, decisions, or permits relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or Hazardous Substances into the environment otherwise relating to the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of such pollutants, contaminants or Hazardous Substances, including, without limitation, the following statutes, as amended and judicially and administratively interpreted through the date hereof, and all regulations promulgated thereunder as of such date,

including without limitation all comparable statutes, regulations, and interpretations by the Commonwealth of Pennsylvania; the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seep, as amended ("CERCLA"); the Clean Air Act, 42 USC §7401 et seep, as amended; the Resource Conservation and Recovery Act, 42 USC §6901 et seq., as amended ("RCRA"); the Safe Drinking Water Act, 42 USC §300f et seq., as amended; the Toxic Substance Control Act, 15 USC §2601 et seq., as amended; the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended; the National Environmental Policy Act 42 U.S.C. §4321 et seep, as amended; the Hazardous Substances Cleanup Act, 35 Pa. C.S.A. §6020.101 et seq., as amended ("HSCA"); the Clean Streams Law, 35 Pa. C.S.A. §691.1 et seq., as amended; the Solid Waste Management Act, 35 Pa. C.S.A. §6018.101 et seq., as amended; and the Pennsylvania Storage Tank and Spill Prevention Act, 35 PS §6021.101 et seq., as amended; and

ii. The term "Hazardous Substance(s)" shall mean all elements, compounds, chemical mixtures, contaminants, pollutants, or other substances identified as "Hazardous Substances" under CERCLA or HSCA and all comparable statutes and regulations, and any used or unused petroleum or petroleum products.

b. Tenant's Obligations. Tenant shall:

i. Not cause or permit its agents, employees, invitees, contractors or any occupant, to (a) cause any Hazardous Substance to be placed, held, located, released, spilled, transported or disposed of on, under, at or from the Improvements, Leased Premises or any real estate contiguous thereto in contravention of any Environmental Laws; (b) otherwise violate any Environmental Laws; or (c) engage in any activity that could result in any liability, cost or expense to any such agent, employee, invitee, contractor, or occupant, Tenant, Landlord or any other owner of the Leased Premises or any portion thereof or the creation of a lien on the Leased Premises under any Environmental Laws or under any similar applicable law or regulation;

ii. Except with respect to conditions existing as of the Lease Commencement Date, contain at or remove from the Leased Premises or perform any other remedial action regarding any

Hazardous Substance, at Tenant's sole cost and expense, if, as and when such containment, removal or other remedial action is required under any Law and, whether or not so required, perform any containment, removal or remediation of any kind of any Hazardous Substance in compliance with all Laws;

iii. Provide Landlord with written notice (and a copy as may be applicable) of any of the following within ten (10) days thereof: (a) Tenant's obtaining actual knowledge or notice of any kind of the presence, or any actual or threatened release, of any Hazardous Substance on, under, at or from the Leased Premises not authorized or permitted under Environmental Laws; (b) Tenant's receipt or submission, or Tenant's obtaining actual knowledge or notice of any kind, of any report, citation, notice or other communication from or to any federal, state or local government or quasigovernmental authority regarding any Hazardous Substance or any violation of Environmental Laws in any way materially, adversely affecting the Leased Premises; or (c) Tenant's obtaining actual knowledge or notice of any kind of the incurrence of any cost or expense by any federal, state or local governmental or quasi-governmental authority or any private party in connection with the assessment, monitoring, containment, removal or remediation of any kind of any Hazardous Substance on, under, at or from the Leased Premises, or of the recording of any lien on the Leased Premises in connection with any such action or Hazardous Substance on, under or at the Leased Premises; and

iv. Except with respect to conditions existing as of the Lease Commencement Date and except for, and to the extent of, Landlord's gross negligence or willful misconduct, defend all actions against the Landlord and pay, protect, indemnify and save harmless the Landlord from and against any and all liabilities, losses, damages, costs, expenses (including, without limitation reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments of any nature arising from Tenant's failure to comply with this Section 17. The indemnity contained in this Section 17 shall survive the expiration or earlier termination of this Lease with respect to the obligations and liabilities of Tenant hereunder, actual or contingent, which have arisen on or prior to such expiration or earlier termination.

18. General Provisions.

a. Force Majeure. In the event that either Party shall be delayed or hindered in, or prevented from, the performance of any work, service or other acts required under this Lease to be performed by the Party and such delay or hindrance is due to strikes, lockouts, labor disputes that prohibit or impede the performance by Landlord or Tenant, inability to obtain materials, acts of God, governmental actions, inactions or laws, regulations or restrictions, enemy act, terrorist act, civil commotion, fire or other casualty, or other causes of a like nature beyond the control of the Party so delayed or hindered (including but not limited to any epidemic, pandemic, or public health crisis or governmental orders related thereto), then performance of such work, service or other act shall be excused for a period of such delay and the period for the performance of such work, service or other act shall be extended for a period equivalent to the period of such delay. In no event shall such delay constitute the termination of this Lease. The provisions of this Section shall not operate to excuse Tenant from the prompt payment of Base Rent and Additional Rent, after the Lease Commencement Date. Written notice of any such delays, other than temporary or emergency interruptions, shall be given to the other Party as well as written notice of the cessation of the same.

b. Quiet Enjoyment. If Tenant shall pay the Rent and perform all its other obligations hereunder, Landlord covenants that Tenant shall, during the Term, enjoy quiet and peaceable possession of the Leased Premises, subject, however, to the provisions of this Lease and any mortgages, ground or underlying leases, agreements and encumbrances to which this Lease is subordinate.

c. Non-Waiver by Landlord. No obligation, term, covenant, condition, or agreement in this Lease (collectively, "Obligation") shall be deemed waived by Landlord unless such waiver is in writing and signed by Landlord. No waiver of any Obligation by Landlord shall imply or constitute the further waiver of that or any other Obligation. The failure of Landlord to (a) seek redress for the breach of, or default in; or (b) insist upon the strict performance of any Obligation or of any of the rules and regulations set forth herein or hereinafter adopted by Landlord, shall not be deemed a waiver of any rights or remedies Landlord may have, and shall not be deemed a waiver of any subsequent breach of, or default in, such Obligation or such rules and regulations.

d. No Acceptance of Surrender. No act or thing done by Landlord or Landlord's agents during the Term shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept surrender shall be valid unless in writing, signed by Landlord. The delivery of Tenant's keys to any employee or agent of Landlord shall not constitute a termination of this Lease unless Landlord has entered into a written agreement to that effect.

e. Payment and Performance under Protest; No Accord and Satisfaction. If at any time a dispute shall arise as to any amount or sum of money to be paid by one Party to the other, or as to any work to be performed by either of them, under this Lease, then the Party against whom the obligation to pay the money or to perform the work is asserted shall have the right to make payment or to perform the work "under protest" and such payment shall not be regarded as a voluntary payment or performance, and such Party shall thereafter have the right to institute suit for the recovery of such sum or for the recovery of the costs of such work. If it shall be adjudged or determined that there was no legal obligation to pay such sum or perform such work or any part thereof, then the Party paying such sum or performing such work shall be entitled to recover such sum or the costs of such work or so much thereof as it was not required to pay or perform. No payment by Tenant, or acceptance by Landlord of a lesser amount than shall be due from Tenant to Landlord, shall be treated otherwise than as a payment on account. The acceptance by Landlord of a check or other instrument for a lesser amount with an endorsement or statement thereon, or upon any letter accompanying such check or instrument, that such lesser amount is payment in full, shall be given no effect, and Landlord may accept such check or instrument without prejudice to any other rights or remedies that Landlord may have against Tenant.

f. Brokers. Landlord and Tenant each represent and warrant to the other that they have not dealt with any real estate agent or broker in connection with this transaction. Each Party shall indemnify and hold harmless the other from any claim for brokerage or other commission arising from or out of any breach of the foregoing representation and warranty.

g. (left blank intentionally)

g. Estate of Landlord. Notwithstanding any provisions to the contrary herein other than with respect to Landlord's obligations to deliver the Leased Premises, Tenant shall look solely to the estate and property of Landlord in the Leased Premises in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant, or Tenant's use of the Leased Premises and Tenant agrees that the liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant, or Tenant's use of the Leased Premises, shall be limited to such estate and property of Landlord in the Improvements.

h. Governing Law. This Lease shall be construed, governed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the principles of the laws of conflicts thereof. SHOULD ANY DISPUTE ARISE HEREUNDER, THE PARTIES HEREBY AGREE TO WAIVE ANY RIGHT TO A TRIAL BY JURY AND FURTHER CONSENT TO THE JURISDICTION AND VENUE OF ANY ACTION TO BE IN THE COURT OF COMMON PLEAS OF DAUPHIN COUNTY, PENNSYLVANIA.

i. Severability. If any provisions of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions hereof shall in no way be affected or impaired and such remaining provisions shall remain in full force and effect.

j. Interpretation. As used in this Lease, the word "person" shall mean and include, where appropriate, an individual, corporation, partnership or other entity; the plural shall be substituted for the singular, and the singular for the plural, where appropriate; and words of any gender shall mean to include any other gender.

k. Entire Agreement. This Lease, the Montoursville Lease and the OTAs, and, if executed, the Purchase and Sales Agreement (the **"Transaction Documents"**) constitute the entire understanding and agreement between the Parties with respect to the transactions contemplated by the Transaction Documents. Together, they supersede all prior discussions, understanding and agreements between the Parties. All recitals in the Transaction Documents and all Exhibits attached to them are incorporated herein by reference. There are no outstanding oral agreements between the Parties affecting the Transaction Documents, and these executed documents supersedes and cancel all previous negotiations, arrangements, agreements and understandings, if any, between the Parties with respect to the subject matter of them, and no previous matters shall be used to interpret or construe the Transaction Documents. No modification of the terms of the Transaction Documents shall be binding unless set forth in a writing signed by both Parties. In the event of any conflict between the Memo and any other Transaction Documents, the Transaction Documents (other than the Memo) shall control.

l. Attorneys' Fees. In the event Landlord or Tenant requires the services of their attorneys to cure any event of default or to enforce the terms of this Lease, each Party shall bear their respective legal, filing and court costs.

m. Notices. Any notice, consent, approval, demand, request or document that either Party is required or desires to give or deliver to or make upon the other hereunder (except for routine invoices provided in the Tenant's ordinary course of business) shall be in writing and may be personally delivered or sent by mail, postage prepaid (either by (a) United States certified mail, return receipt requested; or (b) reputable national next business day courier or delivery service), addressed as set forth below:

Landlord:

Heritage Springs Memory Care Lewisburg, LP
2733 State Route 45
Milton, PA 17847
Attn: Chris Helmrich
chrish@trossbrothers.com

With a copy to:

McNees Wallace & Nurick LLC
100 Pine Street
Harrisburg PA, 17101
Attn: Alexandra Ahlbrandt
Giuseppina McCarthy
aahlbrandt @mcneeslaw.com
gmccarthy@mcneeslaw.com

Tenant:

Aquinas Senior Living, Inc.
PO Box 176
Malvern, PA 19355
Attention: Stephen J. Schmid
sjschmid@aquinasseniorliving.com

With a copy to:

Mr. Reilly Noetzel, Esq.
Barley Snyder
126 East King St.
Lancaster, PA 17602
rnoetzel@barley.com

Any notice, consent, approval, demand, request or document so delivered by next business day courier or delivery service shall be deemed to have been delivered on the day on which the same is delivered to (or refused by) a Party, or after three (3) days if deposited in the United States mail as certified mail, addressed as above provided, with postage thereon fully prepaid, or, if sooner, upon receipt (or refusal); provided, however, in the event any time period provided for in this Lease expires on a weekend or holiday recognized by the United States Postal Service, the time period shall be automatically extended to the next business day. Notice of process served upon Landlord by Tenant, may be given by serving Tenant's principal at his or her place of residence, and Tenant waives all right to object to notice served in such manner. Tenant shall, from time to time, designate an on-site, emergency contact whose current home and mobile telephone numbers shall be provided to Landlord. Tenant shall notify Landlord of any change of on-site contact or of the contact's home or mobile telephone numbers within five (5) days of such change.

n. Successors and Assigns. The respective rights and obligations provided in this Lease shall bind and shall inure to the benefit of the Parties, their successors and permitted assigns.

o. Captions. The captions in this Lease are for convenience of reference only and shall not be deemed to alter or affect any provision hereof or the interpretation or construction hereof.

p. Counterparts. This Lease may be executed in any number of counterparts, and by each of the Parties on separate counterparts, each of which, when so executed, shall be deemed an original, but all of which together shall constitute the same instrument. Delivery of an executed counterpart of this Lease by telecopier or electronic communication shall be equally as effective as delivery of a manually executed counterpart of this Lease. Any Party delivering an executed counterpart of this Lease by telecopier, or electronic communication shall also deliver a manually executed counterpart of this Lease, but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability or binding effect of this Lease.

q. Effect of Early Termination. If this Lease is effectively terminated prior to the expiration of the Term pursuant to any election allowed either Party under this Lease, then as of the date of such election (i) this Lease and the Term shall cease; (ii) Landlord shall apportion Rent and any other sums payable by Tenant to Landlord hereunder as of the termination date; (iii) Landlord shall refund to Tenant any overpayment of such amounts or Tenant shall pay to Landlord any underpayment of such amounts, as the case may be within thirty (30) days thereafter; (iv) the Purchase Option shall be null and void and no further force and effect and (v) the Parties, effective as of such termination, shall be mutually released from all liability and obligations thereafter arising under this Lease excepting only (1) any indemnification obligation arising under this Lease that is expressly provided to survive, including, without limitation, each Party's obligation to indemnify the other for any act of the indemnifying Party occurring prior to such termination; (2) Tenant's obligations under any section of this Lease to repair or restore the Leased Premises for damage that occurred prior to termination; (3) either Party's obligations to pay any amounts due to the other Party arising prior to the termination; (4) any terms of the Transaction Documents that are intended to survive.

r. Authority. Landlord and Tenant each hereby covenant that it is a duly constituted business entity in good standing (or validly subsisting) and qualified to do business in the Commonwealth of Pennsylvania, and the persons executing this Lease on behalf of Landlord or Tenant, as the case may be, are duly authorized by the governing body of such business entity to do so. Tenant and Landlord further warrant, represent and covenant that: (i) they have the legal right, authority and capacity to enter into this Lease; (ii) this Lease has been duly executed by the Parties is a valid, legally binding and enforceable obligation of the Parties in accordance with its terms; and (iii) the execution, delivery and performance of this Lease by each Party or the operation

of Tenant's business shall not violate any agreement to which either Party or any of its owners are a party and shall not require the consent, approval or authorization of any person, corporation, partnership, joint venture or other business association or public authority.

s. Relationship of Parties. Nothing contained in this Lease shall be deemed or construed as creating the relationship of principal and agent or partnership or joint venture between Landlord and Tenant or cause Tenant to be responsible in any way for the debts or obligations of Landlord or any third party, or to create a fiduciary relationship between Tenant and Landlord.

t. Waiver of Landlord and Tenant Act. TENANT EXPRESSLY WAIVES TO LANDLORD THE BENEFIT TO TENANT OF 68 P.S. SECTION 250.501, BEING SECTION 501 OF THAT ACT, APPROVED APRIL 6, 1951, ENTITLED "LANDLORD AND TENANT ACT OF 1951", AS MAY BE AMENDED FROM TIME TO TIME, REQUIRING NOTICE TO QUIT UPON THE EXPIRATION OF THE TERM OF THIS LEASE, OR UPON ANY EARLIER TERMINATION OF THIS LEASE, AS HEREIN PROVIDED.

u. Memorandum of Lease. At Tenant's request, Landlord shall execute and deliver to Tenant a memorandum of Lease, in recordable form, which shall describe the term of this Lease, the Purchase Option granted herein, and such other customary, non-confidential terms. The memorandum shall be recorded in the Recorder of Deeds Office for the county where the Leased Premises is located at Tenant's expense. Upon termination of this Lease, Tenant shall deliver to Landlord a duly executed and acknowledged memorandum of lease termination evidencing that such lease has been terminated and all rights and obligations of the Parties hereunder, including without limitation, the Purchase Option, are of no further force and effect, except those that expressly survive hereunder.

19. Landlord's Representations and Warranties. Landlord represents and warrants to Tenant as of the Lease Commencement Date:

a. Neither Landlord nor, to Landlord's Knowledge, Landlord has not generated, used, stored or disposed of any Hazardous Substance(s) in or about the Leased Premises, and Landlord has received no written notice from any governmental authorities of the existence of any Hazardous Substance(s) in or about the Leased Premises. To Landlord's Knowledge, no underground storage tanks exist on the Leased Premises, nor has the Leased Premises ever been used as a dump or landfill site or been affected by mold.

b. Landlord has received no written notice from any governmental authorities that the Leased Premises and Landlord's operation thereof does not comply with all applicable zoning regulations, building codes and other applicable laws and regulations, which notices have not be cured or properly contested.

c. To the Landlord's Knowledge, there are no zoning ordinances, restrictions or regulations that would prohibit use of the Leased Premises in the same manner as conducted by Heritage prior to the Lease Commencement Date. Landlord has received no written notice from any governmental authorities that any changes are pending which would affect the zoning category of the Leased Premises or that eminent domain proceedings have been or may be commenced.

d. To Landlord's Knowledge, there is no covenant, restriction, condition or encumbrance, whether of record or not of record, which materially prohibits or restricts use of the Leased Premises in the same manner as conducted by Heritage prior to the Lease Commencement Date.

e. Landlord is the legal title owner of the Leased Premises.

f. No approval or authorization of any third party, including without limitation, any lender, is required for Landlord to execute the Lease and to carry out Landlord's obligations under the Lease, including the obligation to sell the Leased Premises if the Purchase Option is exercised.

g. All utilities required for the conduct of operations in the Leased Premises use of the Leased Premises in the same manner as conducted by Heritage prior to the Lease Commencement Date are available to the Leased Premises.

h. Landlord warrants that to Landlord's Knowledge, the Leased Premises are fully in compliance with the Americans with Disabilities Act of 1990 ("ADA").

i. To Landlord's Knowledge, all mechanical systems and equipment within or serving the Leased Premises including heating, ventilation, air conditioning, electrical (capacity), plumbing and sewer, fire suppression and emergency systems are in good working order, condition and repair and all applicable warranties shall be available to Tenant.

For purposes of this Section 19, the term "Landlord's Knowledge" shall mean the actual conscious awareness of Todd G. Ross, Tom E. Ross and Christopher C. Helmrich, without investigation or inquiry, and disclaims so called "constructive knowledge".

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

LANDLORD:
HERITAGE SPRINGS MEMORY CARE LEWISBURG, LP,
a Pennsylvania limited partnership

BY: [signature] PARTNER

WITNESS:

[signature] Partner

TENANT:

AQ Opco Lewisburg, LLC

By:________________________

Name:________________________

Title:________________________

WITNESS:

____

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

LANDLORD:
HERITAGE SPRINGS LEWISBURG, LP,
a Pennsylvania limited partnership

WITNESS:

BY: ______________________________

____

TENANT:

WITNESS:

AQ Opco Lewisburg LLC

By: ______________________________

____

Name: STEPHEN J. SCHMID

Title: PRESIDENT

EXHIBIT A

MEMO

AQUINAS
SENIOR LIVING

Post Office Box 176
Malvern, PA 19355
610.420.7657
Stephen J. Schmid
sjschmid@aquinasseniorliving.com

DATE	10/23/2024
TO	Chris Helmrich & Todd Ross
FROM	Stephen Schmid (cc – Jim Burnham, Benjamin Myers, Michael Hines)
REGARDING	Heritage Portfolio

ASL Heritage Memo 102324a

Dear Chris and Todd:

Please review and determine that we have a meeting of the minds for ASL's lease and purchase of Heritage Springs Memory Care Montoursville, LP, and Heritage Springs Memory Care, LP (Lewisburg).

1. The current Heritage Springs Memory Care owners of both facilities will continue to oversee the current management (Managers) of the operating companies, including, Heritage Springs Memory Care, Inc. and Heritage Springs Memory Care Montoursville I, Inc. Once the licenses are ready to be transferred to ASL operating entities, the license transition period (subsequently defined) shall cease and the NNN Lease shall commence.

2. License Transition Period Agreement term will be equal to the time it takes for the licenses pertaining to both properties to transfer from Heritage Springs Memory Care to ASL operating companies named in the license applications. Application for license transfer will be made immediately upon signing of the License Transition Period Agreements (2 Agreements – One for each facility). During the license transfer period, both parties will collaborate to insure a smooth transition. The License Transition should not take more than 120 days unless there are extenuating circumstances.

3. Heritage Springs Memory Care agrees to continue making the underlying mortgage payments, pay staff, real estate taxes, insurance and all operating expenses during the license transition period, which shall coincide with the term of the License Transition Period Agreement

4. During the pendency of the License Transition Period Agreement, Heritage Springs Memory Care, Inc. agrees not to file for bankruptcy. Instead, it will forestall filing until the licenses are transferred to ASL entities.

5. Upon full execution of License Transition Period Agreement, ASL shall escrow $70,000 with its title company. Said escrow shall apply towards the "security deposit" noted in the Triple Net Lease (NNN) Agreement. Said escrow shall be considered "good faith" and shall remain refundable if, (i) the licenses are not transferred. HSMC, Inc. will work with ASL regarding professional liability insurance and will transfer / work with current policy underwriter to establish new policy if no other insurance is available. The NNN Lease Agreement shall become effective upon the transfer of the licenses to ASL

operating companies. At that point, the "good faith" deposit shall be at risk. Said NNN lease commencement date shall coincide with the conclusion of the license transition as detailed in the License Transition Period Agreement.

6. It is the intention of the parties that the NNN lease will obligate ASL to pay for all operating expenses, real estate taxes, payroll, building property and casualty insurance costs, professional liability insurance premiums and other usual and customary expenses associated with senior housing operations, thus relieving Heritage Springs Memory Care of the responsibility to pay for those operating costs each month.

For and in consideration of ASL's responsibility to make the operating costs payments each month, ASL shall receive a credit equal to the sum of combined operating cost shortfall from both properties, during the first six months of the NNN lease, if any, for a combined total at closing not to exceed $300,000 (Against $2,000,000 million stock consideration). For additional protection to ASL, Heritage Springs Memory Care will provide a $6,200 credit (Against $2,000,000 million stock consideration) per resident per month if census does not meet the resident census of 59 Residents in Montoursville and 20 residents in Lewisburg (At the time of license transfer completion), applicable for the first 6 months of the NNN lease (Credit stops at 6-month mark or if census numbers are restored to 59 (Mont) & 20 (Lew)). If the resident census is 59 (Residents in Montoursville) and 20 (Residents in Lewisburg) at the time of license transfer completion this additional protection compensation does not apply. Specific details are to be addressed in the NNN Lease Agreement. For the avoidance of doubt, ASL shall not be responsible for making the underlying mortgage payments pursuant to either the License Transition Period Agreement or the NNN Lease Agreement. That obligation shall remain the responsibility of Heritage Springs Memory Care real estate companies.

7. Initial NNN lease monthly payment of $70,000 ($40,000 – Montoursville and $30,000 – Lewisburg) will be paid by ASL at commencement of NNN lease term and will be due at the beginning of each successive month that the NNN Lease Agreement is in force. Heritage Springs Memory Care shall agree to use the NNN lease payment for the monthly mortgage payments due on each property. The $70,000 security deposit will be held until the end of the lease.

8. No later than 12 months with one option to extend for 90 days for extenuating circumstances, if agreed to by both parties, ASL shall close on the purchase of the properties based on the following: The NNN lease agreement will be for a period of 12 months with one option to extend for another 3 months. Heritage Springs Memory Care requires 120 days' notice by ASL of its intent to end the lease. This notification should happen no later than 120 days before the end of the original one-year lease period. If ASL intends to exercise the option to extend the lease for 3 months, then ASL is required to notify Heritage Springs Memory Care 30 days before the end of the original 12-month lease period of its intent to purchase the assets or end the lease at the end of the 15 months.

9. Should we reach agreement, ASL will cause the drafts of the PSA to be modified and provide a License Transition Period Agreement and NNN lease agreement. License Transition Period agreement

should be executed by 10/31/24 and NNN lease agreement with intent to purchase shall be executed by 11/30/24 with a lease commencement date being listed as the license transfer date.

10. We contemplate that the NNN Lease and PSA's for the two properties may be combined as a lease with an option to purchase. Separate agreements addressing the asset purchases from both Heritage operating companies, including personal property and the resident contracts will be provided. If ASL exercises the option to purchase, the purchase price is set at $14,500,000 (Minimum cash at closing of $12,500,000 and the $2,000,000 balance in ASL stock per signed letter of intent. The purchase price allocation of $14,500,000 will be determined in the NNN but should be consistent with prior conversations. Additionally, the newly titled License Transition Period Agreement can be referenced in the NNN Lease or in the PSA. Our respective counsels' recommendations should guide these drafting questions. The License Transition Period Agreement is the first step of the process and needs to be drafted and executed immediately. The License Transition Period Agreement simply defines the period of time from signature of this agreement to NNN lease and both parties' responsibilities remain the same except for ASL's license transfer application with the state.

Please counter sign to signify your understanding and agreement and return to me so that we can take the next step and advance document drafting. I will return an initialed copy to you.

Best regards,

Steve

For:
Heritage Springs Memory Care Montoursville I, Inc.
Heritage Springs Memory Care Montoursville, LP
Heritage Springs Memory Care, LP (Lewisburg)
Heritage Springs Memory Care, Inc.

[signature]

TODD G ROSS Date: 10/25/24

Print Name

President – Heritage Springs Memory Care

Title

[signature]

Stephen J. Schmid 10/25/2024

Print Name

CEO – Aquinas Realty Capital

Title President

EXHIBIT B

LEGAL DESCRIPTION

PARCEL NO. 1:

ALL THAT CERTAIN lot of land situate in East Buffalo Township, Union County, Pennsylvania, being Lot No. 9 & 10 on the Subdivision Plan of Brookpark Farm and recorded in Map Book 17, Page 78 through 79, in the Office of the Recorder of Deeds in and for Union County, Pennsylvania, more particularly bounded and described as follows, to wit:

BEGINNING at a set iron pin on the eastern right-of-way line of Farley Circle, said point also being the northwestern corner of Lot No. 9 and the southwestern corner of Lot No. 8; thence along the southern line of Lot No. 8 and Lot No. 11, south 69 degrees 43 minutes 19 seconds east, a distance of 330.78 feet to a set iron pin; thence along the eastern line of Lot No. 10, south 37 degrees 12 minutes 0 seconds west, a distance of 44.81 feet to a set iron pin; thence south 55 degrees 16 minutes 6 seconds east, a distance of 37.03 feet to a set iron pin; thence continuing along the eastern line of Lot No. 10, south 36 degrees 37 minutes 47 seconds west, a distance of 170.39 feet to a set iron pin; thence continuing along said line, along the southern line of Lot No. 9 and Lot No. 10, north 69 degrees 43 minutes 19 seconds west, a distance of 305.81 feet to a set iron pin; thence along the eastern right-of-way line of Farley Circle, north 20 degrees 16 minutes 41 seconds eat, a distance of 215 feet to the point or place of beginning.
CONTAINING 1.624 acres, more or less.

Being further identified (for reference purposes only) as Union County Tax Parcel No. 002-042-009.19000

PARCEL NO. 2:

ALL THAT CERTAIN tract of land in East Buffalo Township, Union County, Pennsylvania, being identified as Lots 8 and 11 on the Subdivision Plans of Brookpark Farm as recorded in the Office of the Recorder of Deeds in and for Union County in Map Book 17, Page 78A, as follows, to wit:

BEGINNING at a set iron pin along the eastern right-of-way line of Farley Circle and being the northwest corner of Lot 9 and the southwest corner of the lot herein described; thence along the right-of-way of Farley Circle north twenty (20) degrees sixteen (16) minutes forty-one (41) seconds east a distance of two hundred and seven hundredths (200.07) feet to a set iron pin being the southwest corner of Lot 7 and northwest corner of the lot herein described; thence along Lot 7 south sixty-nine (69) degrees forty-three (43) minutes nineteen (19) seconds east a distance of three hundred ninety-one and sixty-one hundredths (391.61) feet to a set iron pin; thence along property of East Buffalo Township south thirty-seven (37) degrees twelve (12) minutes zero (0) seconds west a distance of two hundred nine and thirteen hundredths (209.13) feet to a set iron pin; thence along Lot 9 north sixty-nine (69) degrees forty-three (43) minutes nineteen (19) seconds west, a distance of three hundred thirty and seventy-eight hundredths (330.78) feet to the point and place of beginning.

Lot 11 is an add-on to Lot 8, both parcels are to be considered one for future subdivision, land development, and/or building purposes.

Being further identified (for *reference* purposes only) as Union County Tax Parcel No. 002-042-009.18000

<u>EXHIBIT C</u>

PURCHASE AND SALE AGREEMENT

PURCHASE AND SALE AGREEMENT FOR HERITAGE SPRINGS MEMORY CARE LEWISBURG REAL ESTATE

THIS AGREEMENT (the "Agreement"), is made and entered into this _____ day of ___________, 2025, (the "**Effective Date**"), by and between **HERITAGE SPRINGS MEMORY CARE LEWISBURG, LP**, a Pennsylvania limited partnership ("**Seller**"), and **AQ PROPCO LEWISBURG, LLC**, a Pennsylvania limited liability company ("**Buyer**"). For the purposes of this Agreement, Seller and Buyer are sometimes referred to individually as a "Party" and collectively as the "Parties."

Background

Seller is the owner of the real estate, fixtures and improvements thereon located at 327 Farley Circle, Lewisburg, Union County, Pennsylvania, and as further described in Exhibit A (the "**Lewisburg Property**" or the "**Property**"), which is improved by a personal care facility building and other improvements.

Buyer's affiliate known as AQ Opco Lewisburg LLC (the "**Lewisburg OpCo**" or "**Tenant**"), has entered into an Operations Transfer Agreement (the "**OTA**") dated ___________ ______, 2025 with Seller's affiliate known as Heritage Springs Memory Care, Inc. and triple net lease agreement (the "**Lease**") with the Seller for the Property dated _________________ ______, 2025. The Lease has granted Buyer the option to purchase the Property in accordance with this Agreement, and Buyer has exercised such option in accordance with the terms of the Lease.

In accordance with the terms and conditions contained in that certain ASL Heritage Memo between the parties dated October 23, 2024 as attached hereto as Exhibit B and incorporated herein by reference (the "**Memo**") and pursuant to the option granted to Buyer under the Lease, Seller desires to sell the Property to Buyer and the Buyer desires to purchase the Property from the Seller under and subject to the terms and conditions hereinafter set forth.

Further, on even date herewith, the entity known as AQ Propco Montoursville, LLC (the "**Montoursville Propco**") has entered into Purchase and Sale Agreement For Heritage Springs Memory Care Montoursville Real Estate (the "**Montoursville PSA**") with Heritage Springs Memory Care Montoursville, LP, a Pennsylvania limited partnership (the "**Montoursville Seller**"), for the property located at 878 Old Cement Plant Road, Muncy, Lycoming County, Pennsylvania (the "**Montoursville Property**") and the entity known as AQ Opco Montoursville, LLC (the "**Montoursville OpCo**"), has entered into an Operations Transfer and Contribution Agreement (the "**Montoursville OTA**") and triple net lease agreement (the "**Lease**") for the Montoursville Property. The Montoursville Lease has granted the Montoursville Propco the option to purchase the Montoursville Property in accordance with the Montoursville PSA.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Agreement to Sell. Subject to the terms and conditions set forth herein, Seller agrees to sell, grant, transfer and convey to Buyer and Buyer agrees to purchase the Property, together with all of Seller's assignable interests, if any, in and to all improvements, appurtenances, rights, privileges and easements benefiting, belonging or pertaining to the Property, and all of Seller's assignable interests, if any, in and to all rights, title and interest of Seller's in and to the land lying in the bed of any street, road or highway (open or proposed) in front of, adjoining or servicing the Property and to the extent assignable all of Seller's other right, title and interest in the Property (all of which are part of the Property for purposes of this Agreement), upon the terms and conditions contained herein. Notwithstanding anything herein to the contrary, Seller's obligation to sell the Property to Buyer shall be conditioned upon the consummation of the sale of the Montoursville Property by the Montoursville Seller to the Montoursville Propco pursuant to the terms of the Montoursville PSA.

2. Purchase Price. For and in consideration of the selling, granting, transferring and conveying of the Property in accordance with the terms and conditions contained herein, Buyer agrees that the purchase price shall be Four Million Five Hundred Thousand and 0/100 Dollars ($4,500,000.00) in cash consideration.

3. Intentionally omitted.

4. Title; Deed.

a. Deed. The selling, conveying and granting of the Property shall be made at Settlement by special warranty deed (the "Deed") containing the usual covenants, granting and conveying to Buyer, its successors and assigns, a good and marketable fee simple title, free and clear of all monetary liens and encumbrances, and subject to (i) "**Permitted Encumbrances**" as defined below and (ii) those matters of arising from the acts or omissions of Buyer or the Lewisburg Opco; being such title as will be insured at regular rates by a reputable title insurance company, licensed in the Commonwealth of Pennsylvania. Notwithstanding the foregoing, Buyer shall have the option to discuss with Seller's lender whether Buyer may assume the existing debt and mortgage for the Property; provided Buyer's assumption of Seller's existing debt shall not be a condition of Buyer's obligation to proceed to Settlement hereunder. If agreed to by Seller's lender, Seller shall have no obligation to release the Property from such debt and Buyer shall cause the Seller to be released from all obligations with respect to such debt. The deed may contain Buyer's surveyed legal description for the Property, if requested by Buyer, provided, Seller shall only be required to quit claim such surveyed legal description.

b. Seller Encumbrances. Seller shall not create or permit to be created any Lien, easement, Sublease, restrictive covenant or other encumbrance on the Property, nor shall Seller enter into any Sublease, or other agreement that may affect the Property, from the date of the Lease until Settlement, except for those encumbrances or documents which are approved by the Buyer in writing.

c. Title Review. Within fifteen (15) days following the Effective Date, Buyer shall obtain a commitment for title insurance from a title insurance company selected by Buyer and, in Buyer's sole discretion, a survey of the Property (collectively, the "**Title Commitment**"). Buyer shall deliver to Seller, in writing (the "**Title Objection Notice**"), any objections to the exceptions to title set forth in the Title Commitment (each a "Title Objection," and collectively, hereinafter the "**Title Objections**"), within thirty (30) days after Buyer's receipt of the Title Commitment (or any subsequent update thereof). Within fifteen (15) days after receipt of the Title Objection Notice, Seller shall notify Buyer in writing, ("**Seller's Title Notice**") which Title Objections, if any, Seller shall agree to cure at or before Closing. If Seller fails to provide Seller's Title Notice on or before the expiration of said 15-day period, Seller shall be deemed to have elected not to cure the Title Objections. If Seller does not elect (or is deemed not to have elected) to cure the Title Objections raised by Buyer, or if Buyer disapproves Seller's Title Notice, then Buyer shall have the right, upon delivery to Seller within ten (10) days after Buyer's receipt of Seller's Title Notice of a written notice, to either (i) waive its prior disapproval with respect to the Title Objections, in which event said disapproved matters (the "**Uncorrected Objections**") shall be deemed approved, or (ii) terminate this Agreement in which event neither party will have any further obligation to the other hereunder, except with respect to those obligations which expressly survive expiration or termination of this Agreement or the Transaction Documents. Failure to take either one of the actions described in clauses (i) and (ii) above shall be deemed to be Buyer's election to take the action described in clause (i) above. Such Uncorrected Objections shall be deemed to have been approved by Buyer and shall be "Permitted Encumbrances". If, after giving the Title Objection Notice to Seller, Buyer receives any amendment or update to the Title Commitment (including any survey) showing any title defects which are not otherwise identified in the initial Title Commitment and which are objectionable to Buyer, Buyer shall give written notice thereof (the "**New Title Objection**") to Seller within three (3) days after the date Buyer receives such amendment or update (unless an additional matter shown on such subsequent update first arises on the Settlement date, in which event notice of same may be given on the Settlement date and the Settlement date shall be extended day for day without need for additional action by either party). Upon receipt of the New Title Objection Seller shall promptly elect in writing whether Seller will cure such New Title Objection at or before Closing or not to cure the New Title or Survey Objection(s). If Seller elects not to cure the New Title or Survey Objection(s) or if Seller fails to respond in writing to Buyer's New Title Objections within ten (10) days after receipt of Buyer's notice, (which shall be deemed an election by Seller not to cure such New Title Objection(s)) then Buyer shall have the right to either (y) terminate this Agreement in which event this Agreement shall be deemed terminated and of no further effect, and neither party hereto shall

have any obligations to the other hereunder or by reason hereof, except for the provisions hereof that expressly survive termination of this Agreement or as set forth in any of the Transaction Documents, or (z) waive Buyer's objection to the New Title Objections and proceed to Closing subject to the New Title Objection, which shall be deemed a Permitted Encumbrance. Except for those items which Seller is obligated to cure pursuant to the terms of this Agreement, any such matter not the subject of a timely Title Objection Notice shall be deemed a "Permitted Encumbrance". If Seller is unable to eliminate the Title Objections agreed to be cured by Seller by the Settlement date, Seller shall provide written notice of same to Buyer and then, unless the same is waived by Buyer in writing, in its sole and absolute discretion, Buyer may either: (1) terminate this Agreement by written notice to Seller delivered on or before the Settlement date, in which event this Agreement shall be deemed terminated and of no further effect, and neither party hereto shall have any obligations to the other hereunder or by reason hereof, except for the provisions hereof that expressly survive termination of this Agreement or as set forth in any of the Transaction Documents; or (2) complete the purchase (with no reduction in the Purchase Price) with such title as Seller is able to convey on the Settlement date.

5. Settlement.

a. Date. Settlement on the conveyance of the Property to Buyer (the "Settlement") shall be held on or before [______________________], or such other date and time as mutually agreed to by the parties.

b. Time & Place. Settlement shall be held at a mutually convenient time and place as agreed to by the Parties in writing.

6. Possession. Exclusive possession to the Property (subject to existing triple net Lease between affiliates of the Parties and the resident contracts) shall be delivered by Seller's delivery of the Deed and other required closing documents. Except as otherwise set forth herein, the Property shall be delivered to Buyer "AS-IS", "WHERE-IS", WITHOUT WARRANTY OF ANY KIND.

7. Settlement Costs; Conditions to Buyer's Obligations.

a. General Costs. The Buyer and Seller shall each pay one-half of all realty transfer taxes. The Buyer shall pay for the cost of recording the Deed and the premium for the Owner's title insurance policy. Property taxes, special assessment liens and all utility costs assessed against the Property as of the date of Settlement shall not be prorated and will be paid by the Tenant pursuant to the Lease. Except as otherwise provided herein, all other costs and expenses shall be borne by the party incurring said expenses.

b. Utility Costs. Except to the extent paid by the Tenant under the Lease, water, electricity, sewer, gas, telephone and other utility charges, if any, based, to the extent practical, on the final meter readings and final invoices shall be paid by Buyer.

c. Conditions to Buyer's Obligations. In addition to the other conditions set forth herein, the obligations and liabilities of Buyer hereunder shall in all respects be conditioned upon the satisfaction of each of the following conditions precedent prior to or simultaneously with Settlement, any of which may be waived by written notice from Buyer to Seller:

i. Seller and Buyer have complied with and otherwise performed each of the covenants and obligations of Seller set forth in this Agreement.

ii. Buyer and the Montoursville Propco, or a parent, subsidiary or affiliate of Buyer or the Montoursville Propco, whether individually or collectively (collectively, the "**Borrower**"), shall have received a mortgage financing commitment of not less than Eight Million Dollars ($8,000,000.00) for the purchase of the Property and the Lewisburg Property, on terms reasonably acceptable to the Borrower.

iii. All representations and warranties of Seller as set forth in this Agreement shall be true and correct as of the date of Settlement.

iv. Closing upon the Montoursville Property pursuant to the Montoursville PSA on or prior to Settlement hereunder.

In the event of a failure of any of the conditions precedent set forth above, Buyer, in addition to any rights other remedies that Buyer shall have in the event of Seller's default, shall be entitled to terminate this Agreement and each party shall be released from its obligations hereunder.

8. Representations and Warranties of Seller. The Seller represents and warrants to the Buyer that as of the date of this Agreement the following statements are true and correct and shall be true and correct as of the date of Settlement (and the truth and correctness of which on the date of Settlement shall be a condition precedent to Buyer's obligation to proceed to Settlement under this Agreement).

a. Seller will convey the Property at Settlement to Buyer in accordance with the terms of this Agreement.

b. The person or persons executing this Agreement on behalf of Seller is or are duly authorized to do so.

c. Seller has the requisite power and authority to enter into and carry out the terms of this Agreement and no further approval of any person, board, court, or other body is necessary in order to permit the Seller to consummate this Agreement.

d. Seller has received no notice of any municipal improvement assessments or special assessments that are pending or have been liened against the Property.

e. Seller has received no notice of any no pending or threatened condemnation or similar proceeding or assessment affecting the Property.

f. Seller has not received any written notice of any pending or threatened judicial, municipal or administrative proceedings affecting the Property in which Seller is a party to by reason of Seller's ownership of all or any part of the Property.

g. Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

h. There is no litigation, arbitration, or other legal or administrative suit, action, proceeding, or investigation pending or threatened against or involving Seller, or the ownership or operation of the Property, which has not been previously disclosed to Buyer.

9. Buyer's Obligations. If Buyer fails to consummate the purchase of the Property as and to the extent required hereby, or otherwise fails to perform its obligations hereunder, and Buyer fails to cure such breach within 30 days following written notice from Seller to Buyer, and Seller not being in default hereunder prior to such Buyer's default, then Seller shall be permitted, as its sole and exclusive remedy, to terminate this Agreement by written notice thereof to Buyer.

10. Seller's Obligations. Seller shall be in breach of this Agreement if Seller fails to perform and comply with any of the terms and conditions of this Agreement to be performed and complied with by Seller within the time periods provided herein or if any of the representations and warranties set forth by Seller herein are not true and correct as of the Effective Date and as of the date of Settlement. If Seller is in breach of this agreement and fail to cure the breach within thirty (30) days following written notice from Buyer to Seller, or in case of failure to tender the Deed and possession of the Property at Settlement, which shall be deemed an immediate default hereunder, Buyer shall have the right, as its sole and exclusive remedy, to either terminate this Agreement in which case neither party shall have any further obligation hereunder, or pursue specific performance of this Agreement.

11. Real Estate Commission. Buyer and Seller each warrant and represent to the other that it has not used the services of any broker, agent or finder in connection with this Agreement. Each party agrees to defend, indemnify, and hold harmless the other from any claims

for commissions or fees by reason of the indemnifying party's breach of this warranty, which shall survive settlement and delivery and recording of the Deed.

12. Notices. All notices or communications which are required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed given when sent by email (with read receipts), hand delivered or deposited in the United States mail, postage prepaid, certified mail, return receipt requested. All notices by either party to the other shall be addressed as follows:

To Buyer:	AQ Propco Lewisburg, PA PO Box 176 Malvern, PA 19355 Attention: Stephen J. Schmid sjschmid@aquinasseniorliving.com
With a copy to:	Mr. Reilly Noetzel, Esq. Barley Snyder 126 East King St. Lancaster, PA 17602 rnoetzel@barley.com
To Seller:	Heritage Springs Memory Care Lewisburg, LP 2733 State Route 45 Milton, PA 17847 Attn: Chris Helmrich chrish@trossbrothers.com
With a copy to:	McNees Wallace & Nurick LLC 100 Pine Street Harrisburg, PA 17101 aahlbrandt @mcneeslaw.com gmccarthy@mcneeslaw.com

Or to such other addresses of which Seller or Buyer shall have given notice as herein provided. All such notices, requests and other communication shall be deemed to have been sufficiently given for all purposes hereof on the date sent (in case of email notices) or upon the proper mailing thereof and may be given on behalf of either party by its counsel.

13. Legal Construction. This Agreement shall be interpreted and construed in accordance with the laws of the Commonwealth of Pennsylvania, provided that any controversy over the construction of this Agreement shall be decided neutrally and without regard to events of authorship or negotiation.

14. Amendments. This Agreement shall not be amended except in writing executed by all parties hereto.

15. Agreement Binding. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and/or assigns.

16. Survival. Except as specifically provided elsewhere in this Agreement, the warranties, statements, representations, promises and covenants contained herein shall merge into the Deed to be delivered by Seller at Settlement.

17. Assignment. This Agreement may not be assigned by Buyer, in whole or in part, without the prior consent of Seller, which shall not be unreasonably conditioned, withheld, or delayed, provided such assignment shall not release named Buyer from its obligation hereunder.

18. Forbearance. A waiver or forbearance by any party of any breach of any covenant or term of this Agreement shall not be construed to be a waiver or forbearance of any succeeding breach of the same covenant.

19. Severability. If any term or provision of this Agreement, or any application thereof, shall be held invalid or unenforceable, the remaining terms and provisions of this Agreement, or the application of such terms or provisions which have been held valid or enforceable, shall not be affected thereby.

20. Captions. The captions used herein are for the purpose of convenient reference only and are not intended to express the full meaning of the provisions they introduce.

21. Integration. This Agreement, the OTA, the Lease, the Montoursville OTA and the Montoursville Lease, with the attached exhibits thereto and all transaction documents executed as a part thereof (collectively, the "**Transaction Documents**"), embody the entire agreement of the parties relative to the subject matter contained herein. There are no customs, promises, terms, conditions or obligations referring to the subject matter or inducements leading to the execution hereof, other than those contained herein. The Exhibits are by this reference made part hereof. Notwithstanding the foregoing, in the event of any conflict between the Memo and any other Transaction Documents, the Transaction Documents (excluding the Memo) shall control.

22. Time of the Essence. The parties agree that time is of the essence in the performance of their respective obligations under this Agreement.

23. Counterparts. This Agreement may be executed and delivered, by e-mail, facsimile or portable document format and/or in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument and shall become binding when one or more of the counterparts have been signed by each of the parties and delivered to the other party. Signatures transmitted by facsimile or via e-mail in a "PDF" format shall have the same force and effect as original signatures on this Agreement. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart hereof signed by each of the parties.

24. Risk of Loss. Except as otherwise required to be performed by the Tenant under the Lease, Seller shall maintain the Property in substantially the same condition as at the date of this Agreement, reasonable wear and tear excepted, and shall correct any notices of violation received regarding the condition of the Property. All risk of loss, damage and casualty to the Property or taking of the Property or any part thereof by eminent domain or otherwise shall be governed by the Lease, the terms of which pertaining to risk of loss, damage, casualty and eminent domain, are hereby incorporated herein and made a part hereof, until the day of Settlement. In the event of any casualty or taking which entitles the Tenant to terminate the Lease, Buyer shall be permitted to also terminate this Agreement by delivery of written notice to Seller contemporaneous with Buyer's delivery of notice to Landlord under the Lease, whereupon it shall be of no further force or effect and neither Party shall have any further obligations or rights hereunder.

25. Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein, the day of the act or event after which the designed period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday. For purposes of this Agreement, a "business day" shall be a day which is not a Saturday, Sunday or legal holiday in Scranton, Pennsylvania.

26. Bulk-Sale. If the Property constitutes fifty-one percent (51%) or more of the assets of Seller located in Pennsylvania, Seller shall, at least ten (10) days prior to the date of Settlement, give a bulk sales notice to the Pennsylvania Department of Revenue and the Department of Labor and Industry as required by 72 P. S. § § 1403, 7240 and 7321.1 and provide a copy thereof to Buyer. As soon as practicable after Settlement, Seller shall apply for bulk sales tax clearance certificates and provide Buyer with a copy of the applications Seller agrees to indemnify Buyer with respect to any failure of Seller to comply with any such bulk sale clearance obligations. Further, Seller agrees to indemnify, defend and hold Buyer harmless from and against all losses, claims, damages and liabilities, including without limitation attorneys' fees and costs of defense, which may be incurred by Buyer in connection with non-payment by Seller of any taxes imposed upon Seller relating to the period of time during which Seller has owned or operated Seller's Property or the sale thereof.

27. Attorneys' Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of the Agreement, the prevailing party or parties shall be entitled to recover reasonable paralegal and attorneys' fees and other costs incurred in that action or proceeding, including those related to appeals, in addition to any other relief to which it or they may be entitled.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed or caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

LANDLORD: HERITAGE SPRINGS MEMORY CARE LEWISBURG, LP, a Pennsylvania limited partnership	WITNESS:
BY: [signature] PARTNER	[signature] Partner
TENANT: AQ Opco Lewisburg, LLC	WITNESS:
By:____________________	____________________
Name:____________________	
Title:____________________	

EXHIBIT A

"Lewisburg Property"

PARCEL NO. 1:

ALL THAT CERTAIN lot of land situate in East Buffalo Township, Union County, Pennsylvania, being Lot No. 9 & 10 on the Subdivision Plan of Brookpark Farm and recorded in Map Book 17, Page 78 through 79, in the Office of the Recorder of Deeds in and for Union County, Pennsylvania, more particularly bounded and described as follows, to wit:

BEGINNING at a set iron pin on the eastern right-of-way line of Farley Circle, said point also being the northwestern corner of Lot No. 9 and the southwestern corner of Lot No. 8; thence along the southern line of Lot No. 8 and Lot No. 11, south 69 degrees 43 minutes 19 seconds east, a distance of 330.78 feet to a set iron pin; thence along the eastern line of Lot No. 10, south 37 degrees 12 minutes 0 seconds west, a distance of 44.81 feet to a set iron pin; thence south 55 degrees 16 minutes 6 seconds east, a distance of 37.03 feet to a set iron pin; thence continuing along the eastern line of Lot No. 10, south 36 degrees 37 minutes 47 seconds west, a distance of 170.39 feet to a set iron pin; thence continuing along said line, along the southern line of Lot No. 9 and Lot No. 10, north 69 degrees 43 minutes 19 seconds west, a distance of 305.81 feet to a set iron pin; thence along the eastern right-of-way line of Farley Circle, north 20 degrees 16 minutes 41 seconds eat, a distance of 215 feet to the point or place of beginning.
CONTAINING 1.624 acres, more or less.

Being further identified (for reference purposes only) as Union County Tax Parcel No. 002-042-009.19000

PARCEL NO. 2:

ALL THAT CERTAIN tract of land in East Buffalo Township, Union County, Pennsylvania, being identified as Lots 8 and 11 on the Subdivision Plans of Brookpark Farm as recorded in the Office of the Recorder of Deeds in and for Union County in Map Book 17, Page 78A, as follows, to wit:

BEGINNING at a set iron pin along the eastern right-of-way line of Farley Circle and being the northwest corner of Lot 9 and the southwest corner of the lot herein described; thence along the right-of-way of Farley Circle north twenty (20) degrees sixteen (16) minutes forty-one (41) seconds east a distance of two hundred and seven hundredths (200.07) feet to a set iron pin being the southwest corner of Lot 7 and northwest corner of the lot herein described; thence along Lot 7 south sixty-nine (69) degrees forty-three (43) minutes nineteen (19) seconds east a distance of three hundred ninety-one and sixty-one hundredths (391.61) feet to a set iron pin; thence along property of East Buffalo Township south thirty-seven (37) degrees twelve (12) minutes zero (0) seconds west a distance of two hundred nine and thirteen hundredths (209.13) feet to a set iron pin; thence along Lot 9 north sixty-nine (69) degrees forty-three (43) minutes nineteen (19) seconds west, a distance of three hundred thirty and seventy-eight hundredths (330.78) feet to the point and place of beginning.

Lot 11 is an add-on to Lot 8, both parcels are to be considered one for future subdivision, land development, and/or building purposes.

Being further identified (for *reference* purposes only) as Union County Tax Parcel No. 002-042-009.18000

Exhibit B

Memo

AQUINAS SENIOR LIVING	Post Office Box 176 Malvern, PA 19355 610.420.7657 Stephen J. Schmid sjschmid@aquinasseniorliving.com

DATE	10/23/2024
TO	Chris Helmrich & Todd Ross
FROM	Stephen Schmid (cc – Jim Burnham, Benjamin Myers, Michael Hines)
REGARDING	Heritage Portfolio

ASL Heritage Memo 102324a

Dear Chris and Todd:

Please review and determine that we have a meeting of the minds for ASL's lease and purchase of Heritage Springs Memory Care Montoursville, LP, and Heritage Springs Memory Care, LP (Lewisburg).

1. The current Heritage Springs Memory Care owners of both facilities will continue to oversee the current management (Managers) of the operating companies, including, Heritage Springs Memory Care, Inc. and Heritage Springs Memory Care Montoursville I, Inc. Once the licenses are ready to be transferred to ASL operating entities, the license transition period (subsequently defined) shall cease and the NNN Lease shall commence.

2. License Transition Period Agreement term will be equal to the time it takes for the licenses pertaining to both properties to transfer from Heritage Springs Memory Care to ASL operating companies named in the license applications. Application for license transfer will be made immediately upon signing of the License Transition Period Agreements (2 Agreements – One for each facility). During the license transfer period, both parties will collaborate to insure a smooth transition. The License Transition should not take more than 120 days unless there are extenuating circumstances.

3. Heritage Springs Memory Care agrees to continue making the underlying mortgage payments, pay staff, real estate taxes, insurance and all operating expenses during the license transition period, which shall coincide with the term of the License Transition Period Agreement

4. During the pendency of the License Transition Period Agreement, Heritage Springs Memory Care, Inc. agrees not to file for bankruptcy. Instead, it will forestall filing until the licenses are transferred to ASL entities.

5. Upon full execution of License Transition Period Agreement, ASL shall escrow $70,000 with its title company. Said escrow shall apply towards the "security deposit" noted in the Triple Net Lease (NNN) Agreement. Said escrow shall be considered "good faith" and shall remain refundable if, (i) the licenses are not transferred. HSMC, Inc. will work with ASL regarding professional liability insurance and will transfer / work with current policy underwriter to establish new policy if no other insurance is available. The NNN Lease Agreement shall become effective upon the transfer of the licenses to ASL

AQUINAS SENIOR LIVING

operating companies. At that point, the "good faith" deposit shall be at risk. Said NNN lease commencement date shall coincide with the conclusion of the license transition as detailed in the License Transition Period Agreement.

6. It is the intention of the parties that the NNN lease will obligate ASL to pay for all operating expenses, real estate taxes, payroll, building property and casualty insurance costs, professional liability insurance premiums and other usual and customary expenses associated with senior housing operations, thus relieving Heritage Springs Memory Care of the responsibility to pay for those operating costs each month.

For and in consideration of ASL's responsibility to make the operating costs payments each month, ASL shall receive a credit equal to the sum of combined operating cost shortfall from both properties, during the first six months of the NNN lease, if any, for a combined total at closing not to exceed $300,000 (Against $2,000,000 million stock consideration). For additional protection to ASL, Heritage Springs Memory Care will provide a $6,200 credit (Against $2,000,000 million stock consideration) per resident per month if census does not meet the resident census of 59 Residents in Montoursville and 20 residents in Lewisburg (At the time of license transfer completion), applicable for the first 6 months of the NNN lease (Credit stops at 6-month mark or if census numbers are restored to 59 (Mont) & 20 (Lew)). If the resident census is 59 (Residents in Montoursville) and 20 (Residents in Lewisburg) at the time of license transfer completion this additional protection compensation does not apply. Specific details are to be addressed in the NNN Lease Agreement. For the avoidance of doubt, ASL shall not be responsible for making the underlying mortgage payments pursuant to either the License Transition Period Agreement or the NNN Lease Agreement. That obligation shall remain the responsibility of Heritage Springs Memory Care real estate companies.

7. Initial NNN lease monthly payment of $70,000 ($40,000 – Montoursville and $30,000 – Lewisburg) will be paid by ASL at commencement of NNN lease term and will be due at the beginning of each successive month that the NNN Lease Agreement is in force. Heritage Springs Memory Care shall agree to use the NNN lease payment for the monthly mortgage payments due on each property. The $70,000 security deposit will be held until the end of the lease.

8. No later than 12 months with one option to extend for 90 days for extenuating circumstances, if agreed to by both parties, ASL shall close on the purchase of the properties based on the following: The NNN lease agreement will be for a period of 12 months with one option to extend for another 3 months. Heritage Springs Memory Care requires 120 days' notice by ASL of its intent to end the lease. This notification should happen no later than 120 days before the end of the original one-year lease period. If ASL intends to exercise the option to extend the lease for 3 months, then ASL is required to notify Heritage Springs Memory Care 30 days before the end of the original 12-month lease period of its intent to purchase the assets or end the lease at the end of the 15 months.

9. Should we reach agreement, ASL will cause the drafts of the PSA to be modified and provide a License Transition Period Agreement and NNN lease agreement. License Transition Period agreement

AQUINAS SENIOR LIVING

should be executed by 10/31/24 and NNN lease agreement with intent to purchase shall be executed by 11/30/24 with a lease commencement date being listed as the license transfer date.

10. We contemplate that the NNN Lease and PSA's for the two properties may be combined as a lease with an option to purchase. Separate agreements addressing the asset purchases from both Heritage operating companies, including personal property and the resident contracts will be provided. If ASL exercises the option to purchase, the purchase price is set at $14,500,000 (Minimum cash at closing of $12,500,000 and the $2,000,000 balance in ASL stock per signed letter of intent. The purchase price allocation of $14,500,000 will be determined in the NNN but should be consistent with prior conversations. Additionally, the newly titled License Transition Period Agreement can be referenced in the NNN Lease or in the PSA. Our respective counsels' recommendations should guide these drafting questions. The License Transition Period Agreement is the first step of the process and needs to be drafted and executed immediately. The License Transition Period Agreement simply defines the period of time from signature of this agreement to NNN lease and both parties' responsibilities remain the same except for ASL's license transfer application with the state.

Please counter sign to signify your understanding and agreement and return to me so that we can take the next step and advance document drafting. I will return an initialed copy to you.

Best regards,

Steve

For:
Heritage Springs Memory Care Montoursville I, Inc.
Heritage Springs Memory Care Montoursville, LP
Heritage Springs Memory Care, LP (Lewisburg)
Heritage Springs Memory Care, Inc.

[signature]	[signature]
TODD G ROSS Date: 10/25/24	Stephen J. Schmid 10/25/2024
Print Name	Print Name
President – Heritage Springs Memory Care	CEO – Aquinas Realty Capital
Title	Title President